EXHIBIT 99.1

DARLING INGREDIENTS INC. ANNOUNCES ACQUISITION OF
SPECIALTY FOOD GRADE FAT INGREDIENT OPERATION

November 7, 2018 - IRVING, Texas - Darling Ingredients Inc. (NYSE: DAR) today announced that it has acquired the stock of PPH Conto Ltd., a food grade animal fat processing facility in Lubien Kujawski, Poland.
“Poland is one of the fastest growing meat production areas in Europe,” said Mr. Randall C. Stuewe, Darling Ingredients Chairman and CEO. “The acquisition of Conto provides us the opportunity to strengthen our current position in this important growth area and enlarge our production portfolio with high end food grade fats. This will enable us to expand our service portfolio not only in Poland but across Europe for both our customers as well as to our suppliers,” concluded Mr. Stuewe.

About Darling

Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, nutraceutical, food, pet food, feed, industrial, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients.  In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments and disposal services for waste solids from the wastewater treatment systems of industrial food processing plants. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements regarding Darling Ingredients' business opportunities and anticipated results of operations. Please bear in mind that forward-looking information is subject to many risks and uncertainties, and actual results may differ materially from what is projected. Many of these risks and uncertainties are described in Darling's annual report on Form 10-K for the year ending December 30, 2017 and our other filings with the SEC. Forward-looking statements in this press release are based on our current expectations and beliefs and we do not take any duty to update any of the forward-looking statements made in this press release or otherwise.

For More Information, contact:
Melissa A. Gaither, VP Investor Relations & Global Communications	251 O'Connor Ridge Blvd. Suite 300 Irving, Texas 75038
Phone: 972-717-0300